ARTICLES OF INCORPORATION
OF
UNIQUE UNDERWRITERS, INC.

The undersigned natural person of the age of eighteen years or more, acting as incorporator of a corporation(hereinafter called the "Corporation") under the Texas Business Corporation Act (Hereinafter called the "Act"), does hereby adopt the following Articles of Incorporation for the Corporation.

ARTICLE ONE

Name

The name of the Corporation is Unique Underwriters, Inc

ARTICLE TWO

Duration

The period of its duration is perpetual

ARTICLE THREE

Purposes

Section 1. The purposes for which the corporation is organized is to engage in any lawful business or activity, subject to the limitations hereafter set forth in Section 2 of this article.

Section 2. Nothing in this article is to be constructed as authorizing the Corporation to transact any business in the State of Texas expressedly prohibited by any law of the State of Texas, or to engage in any activity in the State of Texas which cannot be granted to a corporation organized under the Act, or to operate in Texas any of the businesses referred to in section section B(4) of article 2.01 of the Act, or to take any of article 2.02 of the Act.

ARTICLE FOUR
Authorized Shares

The aggregate number of shares which the Corporation shall have the authority to issue is One Thousand (1,000)' shares of Common Stock, having no par value per share.

ARTICLE FIVE
Restriction on Commencement of Business

The Corporation will not commence Business until it has received for the issuance of its shares consideration of the value of One Thousand dollars (1,000.00), consisting of money, labor done or property actually received.

ARTICLE SIX
Registered Office. and Registered Agent

The post office address of the initial registered office of the Corporation is:
1330 Edison
San Antonio, Texas 78201-3606

The name of its initial registered agent at such address is:
Fred Thomas Potter

ARTICLE SEVEN
Board of Directors

Section I. Initial Board of Directors. The number of Directord constituting the Initial Board of Directors of the Corporation is one (1).

Section 2. Names and Addresses. The names and addresses of the persons who are elected to serve as directors until the first annual meeting of shareholders, or until their successors Shall have been elected and qualified are;

NAME ADDRESS

Fred Thomas Potter 1330 Edison Drive, San Antonio, Texas 78201-3606

Section 3. Increase or Decrease of Directors. The number of Directors may be increased or decreased from time to time by amendment of the Bylaw.

ARTICLE EIGHT
Provisions for regulation of the Internal Affairs of the Corporation

Provisions for the regulation of the internal affairs of the Corporation shall include the following, but such enumeration is not in limitation of the power of the shareholders or the Board of Directors to formulate in the Bylaws, by resolution, or in other proper manner other lawful provision not inconsistent with these articles.

Section I, Voting.

a.      Each outstanding share, regardless of class, shall be entitled to one on each matter submitted to a vote at a meeting of shareholders.

b.     At each election of directors every shareholder entitled to vote at such election shall be entitled to one vote, in person or by proxy, for each share owned by him/her, in the election of each director. The right of cumulative voting is hereby specifically denied.

Section 2. Bylaws.

The Board of Directors shall adopt the Initial Bylaws, and from time to time, may alter, amend or repeal the Bylaws, or adopt new Bylaws; but the shareholders from time to time may alter, amend or repeal any Bylaws adopted by the Board of Directors or adopt new Bylaws, and may revoke any power delegated to the directors by this section. By acceptance of any share of stock of the Corporation, the holder or owner thereof shall be deemed to assent to, and to delegate such power as is herein conferred to the Board of Directors to alter, amend or repeal the Bylaws or to adopt new Bylaws.

Section 3. Denial of Preemptive Rights.

No holder of securities of the Corporation shall have any preemptive right to acquire any shares or securities of any kind, whether now or hereafter authorized, which may at any time be issued, sold or offered for sale by the Corporation.

ARTICLE NINE

Incorporators

The name and address of the incorporator of the Corporation is: Name Address

Fred Thomas Potter 1330 Edison Drive, San Antonio, Texas 78201-3606

IN WITNESS WHEREOF, I have hereunto set my hand this day of

/s/ Fred Thomas Potter

Fred Thomas Potter

STATE OF TEXAS COUNTY OF BEXAR

I, MIA Salsa, Notary Public, do hereby certify that on this the 20 day of APAI 20I personally appeared before me Fred Thomas Potter, who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator, and that the statements herein contained are true.

SEAL

Notary Public of

e State of Texas

Commission Expires